Exhibit 21

                     SUBSIDIARY OF KS E-MEDIA HOLDINGS, INC.

KS E-Media Holdings, Inc. has one wholly owned subsidiary, Kama Sutra Media Ltd. which is a company formed under the laws of the Province of British Columbia.


The above referenced subsidiary does business under its own corporate name.







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